Exhibit 99.1

Extended Care Information Network, Inc.

Reconciliation of Earnings Before Interest, Taxes,

Depreciation and Amortization (EBITDA)

(amounts in millions)

(amounts are estimates & unaudited)

Year Ended December 31, 2007

Income before provision for income taxes	$4.6 - $4.9

Interest Expense	0.6
Depreciation and Amortization	1.2
Deal-related Expenses	0.7

EBITDA	$7.1 - $7.4